Exhibit 99.1

AMENDMENT NO. 2 TO THE OPEN MARKET SALE AGREEMENTSM

March 2, 2026

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 2 to the Open Market Sale AgreementSM, dated as of March 2, 2026, is entered into by and between Intellia Therapeutics, Inc. (the “Company”) and Jefferies LLC (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Sales Agreement (as defined below).

WHEREAS, the Company and the Agent have entered into that certain Open Market Sale AgreementSM, dated March 4, 2022, as amended by that certain Amendment to the Open Market Sale AgreementSM, dated as of February 23, 2024 (the “Sales Agreement”), with respect to the issuance and sale of the Common Shares; and

WHEREAS, the Company and the Agent desire to amend the Sales Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Agent hereby amend the Sales Agreement as follows:

1. The preamble on page 1 of the Sales Agreement shall be amended such that the reference to “$750,000,000” shall be “$1,035,316,650”.

2. The first sentence of the Issuance Notice attached as Exhibit A to the Sales Agreement is amended to add the words “and March 2, 2026” immediately after “March 4, 2022, as amended on February 23, 2024”.

3. Schedule A of the Sales Agreement shall be amended such that the reference to “Glen Goddard (glen.goddard@intelliatx.com)” shall be “Edward Dulac (Edward.dulac@intelliatx.com)”.

4. The Company shall file a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act of 1933, as amended, reflecting this Amendment within two Business Days of the date hereof.

5. This Amendment shall be and is hereby incorporated in and forms a part of the Sales Agreement.

6. This Amendment shall be effective as of the date first above written.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission.

8. This Amendment shall, by this express agreement of the parties, be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of law provisions of the laws of the State of New York. The Company and the Agent each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Amendment, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relation thereto, including but not limited to legal process, execution of judgments and other legal remedies.

9. Except as set forth herein, the Sales Agreement shall remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

INTELLIA THERAPEUTICS, INC.

By	/s/ John M. Leonard
Name: John M. Leonard Title: Chief Executive Officer and President

JEFFERIES LLC

By	/s/ Michael Magarro
Name: Michael Magarro Title: Managing Director